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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 8-A/A

                                 AMENDMENT NO. 1

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                                O'CHARLEY'S INC.
             (Exact name of registrant as specified in its charter)

              TENNESSEE                                        62-1192475
(State of Incorporation or Organization)                   (I.R.S. Employer
                                                          Identification No.)
           3038 SIDCO DRIVE
         NASHVILLE, TENNESSEE                                     37204
(Address of Principal Executive Offices)                        (Zip Code)

If this Form relates to the registration of a class of securities pursuant to
Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A(c), please check the following box. [ ]

If this Form relates to the registration of a class of securities pursuant to
Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A(d), please check the following box. [X]

Securities Act registration statement file number to which this form relates: ____________________________
                (if applicable)

Securities to be registered pursuant to Section 12(b) of the Act:

      Title of Each Class                    Name of Each Exchange on Which
      to be so Registered                    Each Class is to be Registered
      -------------------                    ------------------------------



Securities to be registered pursuant to Section 12(g) of the Act:


                           COMMON STOCK, NO PAR VALUE



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         O'Charley's Inc. is amending and restating its Registration Statement on Form 8-A relating to O'Charley's common stock, no par value per share, filed with the Securities and Exchange Commission on June 5, 1990 in order to describe the securities in "plain English."

ITEM 1.  DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED

         Our authorized capital stock consists of:

         -        50,000,000 shares of common stock, no par value per share; and

         - 100,000 shares of preferred stock, no par value per share (including 50,000 shares of Series A Junior Preferred Stock reserved for issuance upon the exercise of rights, as described below, issued in connection with our shareholder rights plan).

         The following summary descriptions of selected provisions of our charter, bylaws, common stock, preferred stock, Series A Junior Preferred Stock and shareholder rights plan are not complete. These summaries are subject to, and are qualified entirely by, the provisions of our charter, bylaws and rights agreement, all of which are incorporated by reference as exhibits to this registration statement. You should read this summary together with our charter, bylaws and rights agreement and the applicable provisions of Tennessee statutory law.

COMMON STOCK

         Voting. The holders of our common stock are entitled to one vote per share on all matters to be voted on by shareholders and, if a quorum exists, action on any matter, other than the election of directors and except as otherwise required by our charter or applicable law, is approved if the votes cast in favor of the action exceed the votes cast opposing the action. Directors are elected by a plurality of the votes cast by the shares entitled to vote in the election at which a quorum is present. The holders of our common stock are not entitled to cumulative voting in the election of directors, which means that the holders of more than 50% of the shares voting in the election of directors can elect all of the directors then standing for election.

         Dividends. The holders of our common stock are entitled to share equally on a per share basis in any dividends or distributions declared by our board of directors in its discretion from legally available funds, subject to any dividend preferences that may be attributable to our preferred stock. Dividends may be payable in shares of common stock.

         Liquidation. If we liquidate, dissolve or wind up operations, the holders of our common stock are entitled to share equally on a per share basis in any assets remaining after all prior claims are satisfied and any liquidation preference on our preferred stock is paid in full.

         Other Rights. Holders of our common stock do not have any preemptive or similar rights to subscribe for shares of our capital stock. Our charter does not contain any provisions providing for the redemption of our common stock or the conversion of our common stock into other securities. All of our outstanding shares of common stock are fully paid and non-assessable.

         Effect of Issuance of Preferred Stock. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of holders of any series of preferred stock that we may issue in the future. In that regard, we have authorized a series of 50,000 shares of our Series A Junior Preferred Stock that is reserved for issuance upon the exercise of rights issued in connection with our shareholder rights plan. See "Preferred Stock Purchase Rights" below. If any shares of our authorized but unissued Series A Junior Preferred Stock are issued:

         - each holder of one one-thousandth of a share, which we refer to as a "unit," of Series A Junior Preferred Stock will be entitled to receive, when, as and if declared by our board of directors out of legally available funds, dividends at the same rate as dividends are paid with respect to one share of our common stock;

         - the holders of units and the holders of common stock will, except as otherwise provided in our charter or applicable law, vote together as one class on all matters submitted to a vote of our shareholders, and each unit will entitle the holder to one vote on all matters submitted to a vote of our shareholders; and



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         -        if we liquidate, dissolve or wind up operations, the holders of units will be entitled to share in any assets remaining after all prior claims are satisfied and any liquidation preferences on any other series of our preferred stock are paid in full, ratably with holders of our common stock.

         Trading Market for Our Common Stock. Our common stock is quoted on the Nasdaq National Market under the symbol "CHUX."

PREFERRED STOCK PURCHASE RIGHTS

         Issuance of Rights. Each of our outstanding shares of common stock is entitled to one preferred stock purchase right, and each share of common stock we issue prior to the time that the rights become exercisable (or the time of any earlier redemption or expiration of the rights), will be entitled to one preferred stock purchase right. When exercised, each right will entitle its holder to purchase from us one unit of our Series A Junior Preferred Stock, at an exercise price of $80.00 per unit, subject to adjustment. The terms of the rights are set forth in a rights agreement between us and First Union National Bank, as rights agent.

         Initial Exercise of Rights. The rights initially are not exercisable. Instead, the rights are attached to and trade with shares of our common stock. The rights will separate from the common stock and will become exercisable upon the earlier of the following events, which we refer to as the "distribution date:"

         - the close of business on the tenth business day, or some later day as our board of directors may determine, following the first public announcement that a person or group of affiliated or associated persons has acquired beneficial ownership of 18% or more of our shares of common stock then outstanding, which we refer to as an "Acquiring Person;" or

         - the close of business on the tenth business day, or some later day as our board of directors may determine, following the commencement of a tender offer or exchange offer that could result in a person or group becoming the beneficial owner of 18% or more of our shares of common stock then outstanding.

         The rights will expire at the close of business on December 8, 2010 unless we redeem or exchange the rights as described below.

         Evidence of Rights.  Until the rights become exercisable:

         - the rights will be evidenced by and transferred with our common stock certificates;

         - common stock certificates will contain a notation incorporating the rights agreement by reference; and

         - any surrender for transfer of any certificates for our common stock will also constitute the transfer of the rights associated with the common stock represented by those certificates.

         As soon as practicable after the rights become exercisable, we will mail rights certificates to the holders of our common stock who are eligible to receive rights. After we mail them out, the separate rights certificates alone will represent the rights.

         Exercise After Someone Becomes an Acquiring Person. After public announcement that a person has become an Acquiring Person, each holder of a right will have the right to receive upon exercise of the rights that number of shares of our common stock, or in our board's discretion, some other consideration, having a value of two times the then current exercise price of the right. However, this will not apply to an Acquiring Person or their associates or affiliates, whose rights will have become null and void.

         Under certain circumstances, each holder of a right will have the right to receive, upon exercise, common stock of the company acquiring us having a value equal to two times the then current exercise price of the right. Each holder of a right will be entitled to receive, upon exercise, common stock of the company acquiring us as contemplated by this paragraph in the event that, at any time on or after the date it is publicly announced that a person has become an Acquiring Person:

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         -        we consolidate with, or merge with and into, any other person, and we are not the continuing or surviving corporation;

         - any person consolidates with us, or merges with us and we are the continuing or surviving corporation of that merger and, in connection with that merger, all or part of the shares of our common stock are changed into or exchanged for stock or other securities of any other person or cash or any other property; or

         - we sell or transfer 50% or more of our assets or earning power.

         The holder of a right will continue to have this right whether or not that holder has previously exercised its right in accordance with the first paragraph of this subsection. Rights that are or were beneficially owned by an Acquiring Person may, under certain circumstances specified in the rights agreement, become null and void.

         Exchange. At any time after a person becomes an Acquiring Person, we may exchange all or part of the outstanding and exercisable rights for shares of our common stock at an exchange ratio specified in the rights agreement. We generally may not make an exchange after any person becomes the beneficial owner of 50% or more of our common stock.

         Adjustment. The exercise price and the number of shares of common stock or other securities or property issuable upon exercise of the rights are subject to adjustment from time to time to prevent certain types of dilution. With certain exceptions, the exercise price of the rights will not be adjusted until cumulative adjustments amount to at least 1% of the exercise price. We are not obligated to issue fractional units or shares of common stock in connection with the exercise of rights. If we decide not to issue fractional units or shares of common stock, we will make an adjustment in cash based on the fair market value of a unit or share on the last trading date prior to the date of exercise.

         Redemption. We may redeem the rights in whole, but not in part, at a price of $0.001 per right (subject to adjustment), payable in cash or shares of common stock. However, we may only redeem the rights until the earlier of ten days after someone becomes an Acquiring Person or December 8, 2010.

         Once redeemed, the rights will terminate immediately and the only right of the holders of the rights will be to receive the redemption price.

         Amendment of Rights Agreement. We may amend the rights agreement without the approval of the holders of our common stock until the distribution date. After the distribution date and without the approval of the rights holders, we will only be able to amend the rights agreement in order to cure any ambiguity, defect or inconsistency, to shorten or lengthen any time period, or to make changes that do not adversely affect the interests of rights holders, excluding the interests of an Acquiring Person or their associates or affiliates. We may only amend the time period governing redemption of the rights if the rights are presently redeemable.

         Other. Until a right is exercised, the holder will have no rights as a shareholder of ours as a result of the rights. This means, for example, that until it is exercised, a right will not entitle its holder to vote or receive dividends like one of our shareholders. Shareholders may, depending upon the circumstances, recognize taxable income in the event that the rights become exercisable for units of Series A Junior Preferred Stock, shares of common stock, other consideration or for common stock of an acquiring company.

         The units of Series A Junior Preferred Stock issuable upon exercise of the rights will be nonredeemable by us and subordinate as to the payment of dividends and the distribution of assets to any other shares of preferred stock that we may issue.

         Each unit of Series A Junior Preferred Stock will be entitled to receive, when, as and if declared by our board of directors out of legally available funds, dividends at the same rate as dividends are paid with respect to one share of our common stock.

         In the event of our liquidation, dissolution or winding up, the holders of units of Series A Junior Preferred Stock will be entitled to share in any assets remaining after all prior claims are satisfied and any liquidation preferences on any other preferred stock are satisfied, ratably with the holders of the common stock.

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         Each unit of Series A Junior Preferred Stock will entitle the holder to one vote on all matters submitted to a vote of our shareholders. Except as otherwise provided in our charter or by applicable law, the holders of units and the holders of our common stock will vote together as one class on all matters submitted to a vote of our shareholders.

         In the event of any merger, share exchange or other transaction in which shares of our common stock are exchanged for or converted into other stock or securities, cash or other property, each unit of Series A Junior Preferred Stock will at the same time be similarly exchanged for or converted into the same amount of stock, securities, cash or other property as one share of common stock.

         The rights of the holders of the Series A Junior Preferred Stock with respect to voting, dividends and distributions on liquidation and in the event of mergers and share exchanges, are protected by customary anti-dilution provisions.

         Because of the nature of the Series A Junior Preferred Stock's dividend, liquidation and voting rights, the economic value of one unit of Series A Junior Preferred Stock that may be acquired upon the exercise of each right should approximate the economic value of one share of common stock.

         The rights may have certain anti-takeover effects. The rights will cause substantial dilution to a person or group that attempts to acquire us on terms not approved by a majority of our board of directors unless the offer is conditioned on a substantial number of rights being acquired. However, the rights should not interfere with any merger or other business combination approved by our board of directors since the rights may be redeemed by us at $0.001 per right at any time on or prior to the tenth day following the announcement that someone has become an Acquiring Person. Thus, the rights are intended to encourage persons who may seek to acquire control of us to initiate such an acquisition through negotiations with our board of directors. However, the effect of the rights may be to discourage a third party from making a partial tender offer or otherwise attempting to obtain a substantial position in our equity securities or seeking to obtain control of us. To the extent any potential acquirers are deterred by the rights, the rights may have the effect of preserving incumbent management in office.

PREFERRED STOCK

         Our authorized preferred stock may be issued in one or more designated series. Our board of directors may generally issue shares of preferred stock in one or more series without approval of our shareholders. Our board of directors is also authorized to establish the voting, dividend, redemption, conversion, liquidation, and other relative provisions for each series. Any series of preferred stock may rank prior to the common stock as to the payment of dividends and the distribution of assets upon our liquidation, dissolution or winding up, or both. Any series of preferred stock may have full, limited or no voting rights and it may be convertible into shares of common stock. The issuance of preferred stock may affect the value or proportionate voting power of the common stock. Thus, if the board of directors issues shares of preferred stock, the rights of common shareholders may be adversely affected. The issuance of preferred stock could also, under some circumstances, make it harder for a third party to acquire, or discourage a third party from acquiring, a majority of our outstanding voting stock. Other than the Series A Junior Preferred Stock that may be issuable under our shareholder rights plan in certain circumstances, we have no present intention to issue any series or class of preferred stock.

ANTI-TAKEOVER EFFECTS OF OUR CHARTER AND BYLAWS

         General. The provisions of our charter and bylaws described in this section may delay or make it difficult to effect acquisitions or changes of control of us that are not approved by our board of directors. We have implemented these provisions to help develop our business in a manner that will foster our long-term growth without the disruptive threat of a takeover that our board of directors believes is not in our best interests or in the best interests of our shareholders.

         Classified Board of Directors. Our charter and bylaws state that the number of directors must be no fewer than three nor more than twelve, and that the exact number of our directors is to be determined from time to time by our board of directors. Our charter and bylaws also provide that the board of directors is divided into three classes of as nearly equal size as possible. The classes serve staggered three-year terms. This means that each year only one class is elected. Vacancies on the board of directors, including vacancies created by an increase in the number of directors, may be filled by the board of directors, acting by a majority of the remaining directors then in office. The charter and bylaws also provide that directors may be removed, only for cause, by the affirmative vote of the holders of a majority of the voting power of all shares entitled

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to vote in the election of directors voting as one class. A director may be removed by the shareholders only at a meeting called for the purpose of removing him, and the meeting notice must state that the purpose, or one of the purposes, of the meeting is the removal of a director.

         The overall effect of these provisions in our charter and bylaws may be to make it more difficult to effect a change in control or remove our incumbent directors.

         Advance Notice for Shareholder Proposals or Nominations of Directors. Our bylaws provide that shareholders who want to bring business before a meeting of our shareholders or to nominate candidates for election as directors at an annual meeting or special meeting at which directors are to be elected must provide timely notice in writing. Subject to any other applicable requirements, only business that has been brought before the meeting by or at the direction of the board of directors or by a shareholder who has given timely written notice of an intention to bring that business before the meeting, in proper form, to our corporate secretary, may be conducted at a shareholder meeting. The presiding officer at the shareholder meeting has the authority to make determinations in this regard.

         To be timely, a shareholder notice of nomination must be received by our corporate secretary:

         -        at least 120 days before the annual meeting;

         - if the election is to be held at a special meeting of the shareholders called upon the written request of a shareholder, within ten business days of such written request; or

         - if the election is to be held at a special meeting of the shareholders called other than by written request from a shareholder, at the close of business on the tenth day following the date on which notice of the meeting is first given to shareholders.

         To be timely, a shareholder notice of other business to be brought before an annual meeting generally must be received at our principal executive offices at least 120 days before the anniversary date of the proxy statement for the previous year's annual meeting.

         Our bylaws also specify requirements as to the content of the notice of a shareholder proposal or shareholder nomination of a director.

         Supermajority Required to Amend Some Provisions of Our Charter. Our board of directors can amend our charter at any time to change some minor provisions, as specified by the Tennessee Business Corporation Act, or the "TBCA." However, any proposal to amend, alter, change, or repeal provisions of our restated charter relating to:

         -         our classified board of directors;

         -         the filling of vacancies on the board of directors; or

         -         the removal of directors

requires approval by the affirmative vote of two-thirds of the voting power of the shares entitled to vote at an election of directors.

         Prohibition of Certain Business Combinations. Our charter provides that in some circumstances, the affirmative vote of at least 80% of the outstanding shares of our common stock, other than stock held by a party interested in the transaction, shall be required to approve business combinations and other specified transactions with any person who owns 20% or more of our voting stock.

TENNESSEE ANTI-TAKEOVER LAW PROVISIONS

         Provisions in Tennessee law could make it harder for someone to acquire us through a tender offer, proxy contest or otherwise.


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         The Tennessee Business Combination Act. The Tennessee Business
Combination Act, or the "Combination Act," provides that any person who is an affiliate or associate of a "resident domestic corporation," or the beneficial owner, directly or indirectly, of 10% or more of the voting power of any class or series of the then outstanding voting shares of a "resident domestic corporation" is an "interested shareholder." We are currently a resident domestic corporation within the meaning of the Combination Act. An interested shareholder cannot engage in a business combination with a resident domestic corporation unless the combination:

         - takes place at least five years after the interested shareholder first acquired 10% or more of the voting power of any class or series of the then outstanding voting shares of the resident domestic corporation; and

         - either is approved by at least two-thirds of the non-interested voting shares of the resident domestic corporation or satisfies fairness conditions specified in the Combination Act.

         These provisions apply unless one of two events occurs:

         - the business combination or the transaction that resulted in the acquiring shareholder becoming an interested shareholder is approved by the board of directors of the resident domestic corporation prior to the date that the acquiring shareholder becomes an interested shareholder of the resident domestic corporation; or

         - the business combination is exempt from the Combination Act because, among other things:

                  - in its original charter or original bylaws, the resident domestic corporation expressly elects not to be governed by the Combination Act; or

                  - the resident corporation enacts a charter amendment or bylaw to remove itself entirely from the Combination Act. This charter or bylaw amendment must be approved by a majority of the shareholders who have held shares for more than one year before the vote. In addition, the charter amendment or bylaw cannot become operative until two years after the vote.

         The Combination Act further provides an exemption from liability for officers and directors of resident corporations who do not approve proposed business combinations or charter or bylaw amendments removing their corporations from the Combination Act's coverage as long as the officers and directors act with the "good faith belief" that the proposed business combination would adversely affect their corporation's employees, customers, suppliers or the communities in which their corporation operates and such factors are permitted to be considered by the board of directors under the charter.

         We have not adopted a provision in our charter or bylaws or any amendment to our charter or bylaws removing us from coverage under the Combination Act.

         The Tennessee Greenmail Act. The Tennessee Greenmail Act prohibits us from purchasing or agreeing to purchase any of our securities, at a price higher than fair market value, from a holder of 3% or more of any class of our securities who has beneficially owned the securities for less than two years. We can make this purchase if the majority of the outstanding shares of each class of voting stock issued by us approves the purchase or we make an offer of at least equal value per share to all holders of shares of the same class of securities as those held by the prospective seller.

         The Tennessee Control Share Acquisition Act. The Tennessee Control Share Acquisition Act strips a purchaser's shares of voting rights any time an acquisition of shares in a Tennessee corporation that has elected to be covered by the Tennessee Control Share Acquisition Act (as we have) brings the purchaser's voting power to one-fifth, one-third or a majority of all voting power. The purchaser's voting rights can be restored only by a majority vote of the other shareholders. The purchaser may demand a meeting of shareholders to conduct such a vote. The purchaser can demand a meeting for this purpose before acquiring shares in excess of the thresholds described above, which we refer to as a control share acquisition, only if it holds at least 10% of the outstanding shares and announces a good faith intention to make the acquisition of shares having voting power in excess of the thresholds stated above. If a target corporation so elects prior to the date on which a purchaser makes a control share acquisition, a target corporation may redeem the purchaser's shares if the shares are not granted voting rights.


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         The effect of these provisions may make a change of control of us harder by delaying, deferring or preventing a tender offer or takeover attempt that you might consider to be in your best interest, including those attempts that might result in the payment of a premium over the market price for our shares. They may also promote the continuity of our management by making it harder for you to remove or change the incumbent members of the board of directors.

LIMITATIONS ON LIABILITY AND INDEMNIFICATION OF OFFICERS AND DIRECTORS

         The TBCA provides that a corporation may indemnify any of its directors and officers against liability incurred in connection with a proceeding if:

         -        the director or officer acted in good faith;

         - in the case of conduct in his or her official capacity with the corporation, the director or officer reasonably believed such conduct was in the corporation's best interest;

         - in all other cases, the director or officer reasonably believed that his or her conduct was not opposed to the best interest of the corporation; and

         - in connection with any criminal proceeding, the director or officer had no reasonable cause to believe that his or her conduct was unlawful.

         In actions brought by or in the right of the corporation, however, the TBCA provides that no indemnification may be made if the director or officer was adjudged to be liable to the corporation. In cases where the director or officer is wholly successful, on the merits or otherwise, in the defense of any proceeding instituted because of his or her status as an officer or director of a corporation, the TBCA mandates that the corporation indemnify the director or officer against reasonable expenses incurred in the proceeding. The TBCA also provides that in connection with any proceeding charging improper personal benefit to an officer or director, no indemnification may be made if the officer or director is adjudged liable on the basis that the personal benefit was improperly received. Notwithstanding the foregoing, the TBCA provides that a court of competent jurisdiction, upon application, may order that an officer or director be indemnified for reasonable expenses if, in consideration of all relevant circumstances, the court determines that the individual is fairly and reasonably entitled to indemnification, notwithstanding the fact that:

         - the officer or director was adjudged liable to the corporation in a proceeding by or in the right of the corporation;

         - the officer or director was adjudged liable on the basis that personal benefit was improperly received by him or her; or

         - the officer or director breached his or her duty of care to the corporation.

         Our charter provides that, to the fullest extent permitted by the TBCA, no director shall be liable to us or our shareholders for monetary damages for breach of any fiduciary duty as a director. Under the TBCA, this provision relieves our directors from personal liability to us or our shareholders for monetary damages for breach of fiduciary duty as a director, except for liability arising from a judgment or other final adjudication establishing:

         -        any breach of the director's duty of loyalty;

         - acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; or

         -        any unlawful distributions.

         We currently have in effect an executive liability insurance policy which provides coverage for our directors and officers.


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ITEM 2.  EXHIBITS

         1. Restated Charter of O'Charley's Inc. (restated electronically for SEC filing purposes only and incorporated by reference to Exhibit 3 to the Company's Current Report on Form 8-K filed with the Securities and Exchange Commission on December 27, 2000).

         2. Amended and Restated Bylaws of O'Charley's Inc. (restated electronically for SEC filing purposes only).

         3. Form of Certificate for the Common Stock (incorporated by reference to Exhibit 4.1 to the Company's Registration Statement on Form S-1, Registration No. 33-35170).

         4. Rights Agreement, dated December 8, 2000, between O'Charley's Inc. and First Union National Bank, including the Form of Rights Certificate (Exhibit A) and the Form of Summary of Rights (Exhibit
              B) (incorporated by reference to Exhibit 4 to the Company's Current Report on Form 8-K filed with the Securities and Exchange Commission on December 27, 2000).





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                                    SIGNATURE

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

                                        O'CHARLEY'S INC.

Date: April 24, 2001                    By: /s/ A. Chad Fitzhugh
                                            ---------------------------
                                        Name: A. Chad Fitzhugh
                                        Title: Chief Financial Officer,
                                               Secretary and Treasurer

























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                                  EXHIBIT INDEX

1. Restated Charter of O'Charley's Inc. (restated electronically for SEC filing purposes only and incorporated by reference to Exhibit 3 to the Company's Current Report on Form 8-K filed with the Securities and Exchange Commission on December 27, 2000).

2. Amended and Restated Bylaws of O'Charley's Inc. (restated electronically for SEC filing purposes only).

3. Form of Certificate for the Common Stock (incorporated by reference to Exhibit 4.1 to the Company's Registration Statement on Form S-1, Registration No. 33-35170).

4. Rights Agreement, dated December 8, 2000, between O'Charley's Inc. and First Union National Bank, including the Form of Rights Certificate (Exhibit A) and the Form of Summary of Rights (Exhibit B) (incorporated by reference to Exhibit 4 to the Company's Current Report on Form 8-K filed with the Securities and Exchange Commission on December 27, 2000).















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